Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-33774

PROSPECTUS SUPPLEMENT NO. 12
(To Prospectus dated April 19, 2000)

ADVANCED VIRAL RESEARCH CORP.

     You should read this prospectus supplement no. 12 along with the accompanying prospectus and prospectus supplements nos. 1 through 11. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement no. 12 and the accompanying prospectus and prospectus supplements nos. 1 through 11. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement no. 12 and the accompanying prospectus and prospectus supplements nos. 1 through 11 do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement no. 12 and the accompanying prospectus and prospectus supplements nos. 1 through 11 do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement no. 12 and the accompanying prospectus and prospectus supplements nos. 1 through 11 may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement no. 12 or the accompanying prospectus and prospectus supplements nos. 1 through 11 as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 200 Corporate Boulevard South, Yonkers, New York 10701. Our telephone number is (914) 376-7383.

     AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement no. 12 is May 8, 2002

THE COMPANY
HIGH RISK FACTORS
MARKET FOR OUR COMMON STOCK
WHERE YOU CAN FIND MORE INFORMATION

THE COMPANY

     On May 2, 2002, we appointed Eli Wilner, an existing member of our Board of Directors, as our Chairman of the Board, replacing Shalom Z. Hirschman, M.D. Dr. Hirschman will continue as the President and Chief Executive Officer as well as remain a member of the Board of Directors of Advanced Viral Research. Dr. Hirschman will concentrate on the scientific and clinical development of our Product R immunomodulator. In addition, the Board of Directors established an Executive Management Committee, the initial members of which are Mr. Wilner, Dr. Hirschman and David Seligman, Esq. The purpose of the Executive Management Committee is to oversee the strategic management of Advanced Viral Research.

     In addition to appointing Mr Wilner as Chairman of the Board, we appointed Nancy J. Van Sant, Esq. to our Board of Directors and received the resignation of Christopher Forbes from the Board of Directors. Mr. Forbes informed us that his resignation was due to time constraints and was unrelated to any disagreement with Advanced Viral on any matter relating to our operations, policies or practices.

HIGH RISK FACTORS

     As of the date of this prospectus, we do not have sufficient funds to sustain our operations, nor do we have funds to pay our debts as they become due. During the next 12 months, we expect to incur significant expenditures relating to operating expenses and expenses relating to regulatory filings and clinical trials for Product R. We currently do not have cash availability to meet our anticipated expenditures.

     We are currently seeking additional financing. If none of our outstanding options and warrants are exercised, and we obtain no other additional financing, in order for us to achieve the level of operations contemplated by management, management anticipates that we will have to limit intentions to expand operations beyond current levels The independent certified public accountants’ report on our consolidated financial statements for the fiscal year ended December 31, 2001, includes an emphasis paragraph regarding certain liquidity considerations. Note 2 to the Consolidated Financial Statements states that our cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials of Product R required by the FDA, and, unless and until Product R is approved for sale in the United States or another industrially developed country, we may be dependent upon the continued sale of our securities, debt or equity financing for funds to meet our cash requirements.

     We anticipate that we will be required to sell additional securities to obtain the funds necessary to further our research and development activities. We are currently seeking debt financing, licensing agreements, joint ventures and other sources of financing, but the likelihood of obtaining such financing on favorable terms is uncertain. Management is not certain whether, at present, debt or equity financing will be readily obtainable on favorable terms. Because of the large uncertainties involved in the FDA approval process for commercial drug use on humans, it is possible that we may never be able to sell Product R commercially. Please see page 5 of the prospectus for a discussion of other risk factors.

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MARKET FOR OUR COMMON STOCK

     Our common stock is traded on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board under the symbol “ADVR.” On May 6, 2002 the high and low bid prices for our common stock on the Bulletin Board were $0.12 and $0.116 respectively. On May 7, 2002, we had 430,783,353 shares of common stock outstanding.

WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement no. 12 and the accompanying prospectus and prospectus supplements nos. 1 through 11. We incorporate the documents indicated on page 8 of our prospectus.

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